JPMorgan Value Opportunities Fund, Inc.
                         SHAREHOLDER SERVICING AGREEMENT


         THIS AGREEMENT, dated as of December 31, 2001, by and between JPMorgan Value Opportunuties Fund, Inc., a corporation organized under the laws of Maryland (the "Fund"), and JPMORGAN CHASE BANK, a New York trust company ("Morgan").

                              W I T N E S S E T H:

         WHEREAS, the Fund is a diversified open-end investment management company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, transactions in Class A and Class B shares of the Fund ("Shares") may be made by investors who are using the services of a financial institution or broker-dealer which is acting as shareholder servicing agent pursuant to an agreement with the Fund or its distributor; and

         WHEREAS, Morgan wishes to act as the shareholder servicing agent for its customers and for other investors in the Fund who are customers of an Eligible Institution as contemplated by the currently effective prospectus for the Shares of the Fund (the "Customers") in performing certain administrative functions in connection with purchases and redemptions of Shares from time to time upon the order and for the account of Customers and to provide related services to Customers in connection with their investments in the Fund; and

         WHEREAS, it is in the interest of the Fund to make the shareholder services of Morgan available to Customers who are or may become shareholders of the Fund; and

         NOW, THEREFORE, the Fund and Morgan hereby agree as follows:

          1. Appointment. Morgan hereby agrees to perform certain shareholder services as agent for Customers with respect to the Fund (as defined in the next sentence) as hereinafter set forth. The Fund may enter into other shareholder servicing or similar agreement, in writing, with other financial institutions.

          2. Services to be Performed.

          2.1. Shareholder Services. Morgan shall be responsible for performing shareholder account administrative and servicing functions, which shall include without limitation:

          (a) answering Customer inquiries regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, and certain other matters pertaining to the Fund;
          (b) assisting Customers in designating and changing dividend options, account designations and addresses;
          (c) providing necessary personnel and facilities to coordinate the establishment and maintenance of shareholder accounts and records with the Fund's transfer agent;
          (d) receiving Customers' purchase and redemption orders on behalf of, and transmitting such orders to the Fund's transfer agent;
          (e) arranging for the wiring or other transfer of funds to and from Customer accounts in connection with Customer orders to purchase or redeem Shares;
          (f) verifying purchase and redemption orders, transfers among and changes in Customer-designated accounts;
          (g) informing the distributor of the Fund of the gross amount of purchase and redemption orders for Shares;
          (h) monitoring the activities of the Fund's transfer agent related to Customers' accounts, and to statements, confirmations or other reports furnished to Customers by the Fund's transfer agent; and
          (i) providing such other related services as the Fund or a Customer may reasonably request, to the extent permitted by applicable law. Morgan shall provide all personnel and facilities necessary in order for it to perform the functions contemplated by this paragraph with respect to Customers.

          2.2 Standard of Services. All services to be rendered by Morgan hereunder shall be performed in a professional, competent and timely manner subject to the supervision of the Directors of the Fund. The details of the operating standards and procedures to be followed by Morgan in the performance of the services described above shall be determined from time to time by agreement between Morgan and the Fund.

          3. Fees. As full compensation for the services described in Section 2 hereof and expenses incurred by Morgan, the Fund shall pay Morgan a fee at an annual rate of the daily net asset values of each class of the Fund's shares owned by or for Customers and attributable to the Fund as set forth on Schedule A attached hereto. This fee will be computed daily and will be payable as agreed by the Fund and Morgan, but no more frequently than monthly.

          4. Information Pertaining to the Shares; Etc. Morgan and its officers, employees and agents are not authorized to make any representations concerning the Fund or the Shares except to communicate to Customers accurately factual information contained in the Fund's Prospectus and Statement of Additional Information and objective historical performance information. Morgan shall act as agent for Customers only in furnishing information regarding the Fund or the Shares and shall have no authority to act as agent for the Fund in its capacity as shareholder servicing agent hereunder.

          During the term of this Agreement, the Fund agrees to furnish Morgan all prospectuses, statements of additional information, proxy statements, reports to shareholders, sales literature, or other material the Fund will distribute to shareholders of the Fund or the public, which refer in any way to Morgan, and Morgan agrees to furnish the Fund all material prepared for Customers, in each case prior to use thereof, and not to use such material if the other party reasonably objects in writing within five business days (or such other time as may be mutually agreed in writing) after receipt thereof. In the event of termination of this Agreement, the
     Fund will continue to furnish to Morgan copies of any of the above-mentioned materials which refer in any way to Morgan. The Fund shall furnish or otherwise make available to Morgan such other information relating to the business affairs of the Fund as Morgan at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

          Nothing in this Section 4 shall be construed to make the Fund liable for the use of any information about the Fund which is disseminated by Morgan.

          5. Use of Morgan's Name. The Fund shall not use the name of Morgan in any prospectus, sales literature or other material relating to the Fund in a manner not approved by Morgan prior thereto in writing; provided, however, that the approval of Morgan shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or as investment advisor to the Fund or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

          6. Use of the Fund's Name. Morgan shall not use the name of the Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Fund prior thereto in writing; provided, however, that the approval of the Fund shall not be required for the use of the Fund's name in connection with communications permitted by Sections 2 and 4 hereof or for any use of the Fund's name which merely refers in accurate and factual terms to Morgan's role hereunder or as investment advisor to the Fund or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

          7. Security. Morgan represents and warrants that the various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause any Fund records and other data and Morgan's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis, and the Fund shall from time to time specify the types of records and other data of the Fund to be safeguarded in accordance with this Section 7.

          8. Compliance with Laws; etc. Morgan shall comply with all applicable federal and state laws and regulations. Morgan represents and warrants to the Fund that the performance of all its obligations hereunder will comply with all applicable laws and regulations, the provisions of its charter documents and by-laws and all material contractual obligations binding upon Morgan. Morgan furthermore undertakes that it will promptly inform the Fund of any change in applicable laws or regulations (or interpretations thereof) which would prevent or impair full performance of any of its obligations hereunder.

          9. Force Majeure. Morgan shall not be liable or responsible for delays or errors by reason of circumstances beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, Acts of God, insurrection, war, riots or failure of communication or power supply.

          10. Indemnification.

          10.1. Indemnification of Morgan. The Fund will indemnify and hold Morgan harmless, from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) from any claim, demand, action or suit (collectively, "Claims") (a) arising in connection with misstatements or omissions in the Fund's Prospectus, actions or inactions by the Fund or any of its agents or contractors or the performance of Morgan's obligations hereunder and (b) not resulting from the willful misfeasance, bad faith, or gross negligence of Morgan, its officers, employees or agents, in the performance of Morgan's duties or from reckless disregard by Morgan, its officers, employees or agents of Morgan's obligations and duties under this Agreement. Notwithstanding anything herein to the contrary, the Fund will indemnify and hold Morgan harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any Claim as a result of Morgan's acting in accordance with any written instructions reasonably believed by Morgan to have been executed by any person duly authorized by the Fund, or as a result of acting in reliance upon any instrument or stock certificate reasonably believed by Morgan to have been genuine and signed, countersigned or executed by a person duly authorized by the Fund, excepting only the gross negligence or bad faith of Morgan.

          In any case in which the Fund may be asked to indemnify or hold Morgan harmless, the Fund shall be advised of all pertinent facts concerning the situation in question and Morgan shall use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend Morgan against any Claim which may be the subject of indemnification under this Section 10.1. In the event that the Fund elects to defend against such Claim, the defense shall be conducted by counsel chosen by the Fund and reasonably satisfactory to Morgan. Morgan may retain additional counsel at its expense. Except with the prior written consent of the Fund, Morgan shall not confess any Claim or make any compromise in any case in which the Fund will be asked to indemnify Morgan.

          10.2. Indemnification of the Fund. Without limiting the rights of the Fund under applicable law, Morgan will indemnify and hold the Fund harmless from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) from any Claim (a) resulting from the willful misfeasance, bad faith or gross negligence of Morgan, its officers, employees, or agents, in the performance of Morgan's duties or from reckless disregard by Morgan, its officers, employees or agents of Morgan's obligations and duties under this Agreement, and (b) not resulting from Morgan's actions in accordance with written instructions reasonably believed by Morgan to have been executed by any person duly authorized by the Fund, or in reliance upon any instrument or stock certificate reasonably believed by Morgan to have been genuine and signed, countersigned or executed by a person authorized by the Fund.

          In any case in which Morgan may be asked to indemnify or hold the Fund harmless, Morgan shall be advised of all pertinent facts concerning the situation in question and the Fund shall use reasonable care to identify and notify Morgan promptly concerning any situation which presents or appears likely to present a claim for indemnification against Morgan. Morgan shall have the option to defend the Fund against any Claim which may be the subject of indemnification under this Section 10.2. In the event that Morgan elects to defend against such Claim, the defense shall be conducted by counsel chosen by Morgan and reasonably satisfactory to the Fund. The Fund may retain additional counsel at its expense. Except with the prior written consent of Morgan, the Fund shall not confess any Claim or make any compromise in any case in which Morgan will be asked to indemnify the Fund.

          10.3. Survival of Indemnities. The indemnities granted by the parties in this Section 10 shall survive the termination of this Agreement.

          11. Insurance. Morgan shall maintain reasonable insurance coverage against any and all liabilities which may arise in connection with the performance of its duties hereunder.

          12. Further Assurances. Each party agrees to perform such further acts and execute further documents as are necessary to effectuate the purposes hereof.

          13. Termination. This Agreement shall continue in effect for a period of one year and may thereafter be renewed by the Directors of the Fund; provided, however, that this Agreement may be terminated by the Fund at any time without the payment of any penalty, by the Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, upon not less than six (6) months' written notice to Morgan or by Morgan at any time, without the payment of any penalty, on not less than ninety (90) days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

          14. Subcontracting by Morgan. Morgan may subcontract for the performance of its obligations hereunder with any one or more persons, including but not limited to any one or more persons which is an affiliate of Morgan; provided however, unless the Fund otherwise expressly agrees in writing, Morgan shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

          15. Nothing in this Agreement shall limit or restrict the right of Morgan to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

          16. Changes; Amendments. This Agreement may be amended only by mutual written consent.

          17. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to Morgan at Morgan Guaranty Trust Company of New York, Attention: Managing Director, Funds Management Division, 522 Fifth Avenue, New York, NY 10036 or (2) to the Fund at Washington Management Corporation, 1101 Vermont Avenue, NW, Suite 600, Washington, DC 20005, Attention: Jeffrey L. Steele, President, or at such other address as either party may designate by notice to the other party.

          18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written.

                                         JPMorgan Value Opportunities Fund, Inc.



                                            By:________________________
                                                 Name: Jeffrey L. Steele
                                                 Title:   President



                               JPMORGAN CHASE BANK



                                            By:________________________
                                                 Name: Kathleen H. Tripp
                                                 Title:   Vice President

                                                        SCHEDULE A


                                                           Fee Rate per Annum
JPMorgan Value Opportunities Fund, Inc.  Class A Shares    up to 0.25%
JPMorgan Value Opportunities Fund, Inc.  Class B Shares    0.25%

                          BUSINESS MANAGEMENT AGREEMENT


     AGREEMENT made this 31st day of December 2001, between JPMORGAN VALUE OPPORTUNITIES FUND, INC. (a Maryland corporation, hereinafter referred to as the "Fund"), and WASHINGTON MANAGEMENT CORPORATION (a Delaware corporation, hereinafter referred to as the "Corporation").

     WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Corporation is experienced and able to act as business manager of the Fund;

     NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of undertakings herein, it is agreed by and between the parties hereto as follows:

     1. Services to be Provided by the Corporation. The Corporation, as business manager for the Fund, will, at its own expense:

          a. Furnish to the Fund the services of its employees and agents in the management and conduct of the corporate business and affairs of the Fund;

          b. Provide the services of its officers as administrative executives of the Fund and the services of any directors of the Fund who are "interested persons" of the Corporation or its affiliates, as that term is defined in the Act, subject in each case to their individual consent to serve and to applicable legal limitations;

          c. Provide office space, secretarial and clerical services and wire and telephone services (not including toll charges, which will be reimbursed), and monitor and review Fund contracted services and the distribution plan;

          d. Prepare periodic reports to the Fund's stockholders and prepare and file, with such advice of counsel as reasonably deemed necessary by the Corporation, such documents and other papers as may be required to comply with the rules, regulations and requirements of the Securities and Exchange Commission ("SEC") and other governmental agencies, whether state or federal; and

          e. Report to the Directors concerning its activities pursuant to this Agreement at regular meetings of the Directors and at such other times as the Directors may request.

     2. Expenses. The Corporation shall bear expenses incurred by it which are necessary for the performance of its duties and activities specified in the Agreement, except such expenses as are assumed by the Fund under this Agreement. The Corporation (or its affiliates, as applicable) will also pay the compensation and expenses of all officers and executive employees of the Fund who are directors, officers or employees of the Corporation or of its affiliates and will make available or cause to be made available, without expense to the Fund, the services of such of the directors, officers and employees of the Corporation or its affiliates as may duly be elected officers or directors of the Fund, subject to their individual consent to serve and to any limitations imposed by law. The Fund shall bear all of its other expenses incurred in its operation and not specifically assumed by the Corporation. The expenses assumed by the Fund shall include, without limitation: organizational expenses of the Fund; fees and expenses incurred in connection with the Fund's membership in investment company organizations; fees of the investment adviser; interest expenses; taxes and governmental fees; distribution fees; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses of registering and qualifying the Fund's shares for sale with the Securities and Exchange Commission and with various state securities authorities; the expenses of qualifying the Fund to do business in jurisdictions where such qualification is required; accounting, auditing and legal costs; the cost of preparing share certificates or any other expenses, including clerical and administrative expenses, related to the issue, redemption and repurchase of Fund shares; insurance premiums; fees and expenses of the Custodian and Transfer Agent for the Fund and for any related services; expenses of obtaining quotations on the Fund's portfolio securities and pricing of the Fund's shares; expenses of shareholders' meetings; expenses of preparing and distributing reports, proxies and prospectuses to existing shareholders; and expenses and fees of the Fund's Directors who are not "interested persons" of the Fund, as that term is defined in the 1940 Act.

     3. Compensation. For the services provided and the expenses assumed by the Corporation, the Fund shall pay to the Corporation a fee, computed daily and to be paid on or about the 10th day of each month, equal on an annual basis to: 0.175% of the average daily net assets of the Fund.

               The term "average daily net assets of the Fund" is defined as the average of the values placed on the net assets of the Fund as of the close of the New York Stock Exchange, on each day on which the net asset value of the portfolio of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of the net assets of its portfolio as of some other time on each business day, as of such time. The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Fund's then current Registration Statement under the 1940 Act and the Securities Act of 1933
          ("Registration Statement"). If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph 3, the value of the net assets of the Fund shall be deemed to be the value of such net assets as last determined in accordance with the Registration Statement. If the determination of the net asset value of the Fund has been suspended pursuant to the Registration Statement for a period including a month for which payment pursuant to this Agreement is due, the Corporation's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

     4. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Corporation hereby agrees that all records which it maintains or causes to be maintained for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Corporation further agrees to preserve or cause to be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

     5. Sub-contracts. The Corporation may, from time to time, at its own expense, employ or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement.

     6. Limitation of Liability. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Corporation nor its stockholders, officers, directors, employees or agents shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Corporation's duties or by reason of reckless disregard of the Corporation's obligations and duties under this Agreement. Notwithstanding the foregoing, the Corporation shall not be liable to the Fund for the acts and omissions of any party engaged by the Corporation to assist it in carrying out its obligations under this Agreement except to the extent that such party is liable to the Corporation for such acts and omissions pursuant to the contract under which the Corporation shall have retained such party. Any person, even though also employed by the Corporation, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as the employee or agent of the Corporation.

     7. Services Not Exclusive. It is understood that the services of the Corporation are not exclusive, and nothing in this Agreement shall prevent the Corporation, or any affiliate thereof, from providing similar services to other investment companies (whether or not their investment objectives and policies are similar to those of the Fund) or other clients or from engaging in other activities.

     8. Duration and Termination. This Agreement shall become effective as of December 31, 2001, 4:00 PM EST and shall continue in force until December 31, 2002, if not sooner terminated. This Agreement shall continue in effect for successive 12-month periods, unless terminated, provided that each such continuance is specifically approved at least annually by (a) the vote of a majority of the entire Board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and (b) the vote of a majority of those Directors who are not parties to this Agreement or interested persons (as such term is defined in the 1940
          Act) of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of any penalty, by the Fund upon the vote of a majority of the Fund's Board of Directors or by a majority of the outstanding voting securities of the Fund, or by the Corporation, in each case, on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act).

     9. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     10.  Miscellaneous.

          a. This Agreement shall be construed in accordance with the laws of the State of Maryland, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, as amended, or rules or orders of the Securities and Exchange Commission thereunder.

          b. The captions of this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          c. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

          d. The Corporation shall for all purposes herein be deemed to be an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.



                             JPMORGAN VALUE OPPORTUNITIES FUND, INC.
Attest:



_____________________        By:_______________________________



                             WASHINGTON MANAGEMENT CORPORATION
Attest:



_____________________        By:______________________________





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